                                AMENDMENT NUMBER 1 TO
                           INVESTMENT MANAGEMENT AGREEMENT

     Pursuant to the Investment Management Agreement between HL Investment Advisors, Inc. ("HL Advisors") and Hartford Series Fund, Inc. (the "Company") dated May 29, 1998, (the "Agreement"), Hartford Global Leaders HLS Fund is hereby included in the definition of Portfolio on Attachment A of said Agreement. All provisions in the Agreement shall also apply to the management of the Hartford Global Leaders HLS Fund, except that the management fees shall be as follows:

     A fee accrued daily and paid monthly, based upon the following annual rates and upon the calculated daily net asset value of the Fund:

GLOBAL LEADERS FUND

                         NET ASSET VALUE               ANNUAL RATE
                         First $250,000,000            0.575%
                         Next $250,000,000             0.525%
                         Next $500,000,000             0.475%
                         Amount Over $1 Billion        0.425%

     IN WITNESS WHEREOF, the parties hereto have caused this amendment to be
executed on the                 day of                           , 1998.

HL INVESTMENT ADVISORS, INC.


By:       _________________________________________________
Title:    _________________________________________________
HARTFORD SERIES FUND, INC.
on behalf of:
     Hartford Global Leaders HLS Fund


By:      _________________________________________________
Title:   _________________________________________________